Exhibit 5.1


               [Letterhead of WILENTZ, GOLDMAN & SPITZER P.A.]





                                August 12, 2005


PSE&G Transition Funding II LLC
80 Park Plaza
Newark, New Jersey 07102
October 1, 1999

            Re:         PSE&G Transition Funding II LLC

Ladies and Gentlemen:

     We have acted as special counsel to PSE&G Transition Funding II LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of the Registration Statement, as amended to the date hereof, filed on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of transition bonds (the "Transition Bonds") of the Company to be offered from time to time as described in the form of the prospectus (the "Prospectus") included as part of the Registration Statement. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus.

     We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Transition Bonds. In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction,

                                                               August 12, 2005
                                                                        Page 2





of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

The opinion expressed below is based on the following assumptions:

     (a)  the Registration Statement will become effective;

     (b) the proposed transactions are consummated as contemplated in the Registration Statement;

     (c)  prior to the issuance of any Series or Class of Transition Bonds:

          (i) all necessary orders, approvals and authorizations for the Company's purchase from time to time of Basic Generation Service ("BGS") bondable transition property from PSE&G in exchange for the net proceeds of Transition Bonds will have been obtained by the Company;

         (ii) the Limited Liability Company Agreement of the Company will have been executed and delivered by an authorized representative of PSE&G as the sole member of the Company;

        (iii) the Indenture will have been executed and delivered by the Company's authorized representative and by the trustee named therein;

         (iv) the maturity dates, the bond rates, and the other terms of the Transition Bonds being offered will be fixed in accordance with the terms of the Indenture;

                                                               August 12, 2005
                                                                        Page 3





          (v) the Sale Agreement between the Company and PSE&G, as Seller, will have been executed and delivered;

         (vi) the Servicing Agreement between the Company and PSE&G, as Servicer, will have been executed and delivered; and

         (vi) the Underwriting Agreement between PSE&G and the underwriters of the Transition Bonds (the "Underwriting Agreement") will have been executed and delivered; and

     (d) the Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

     Members of our firm are admitted to practice in the State of New Jersey and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States.

     In rendering the opinion set forth herein, we have assumed that the execution and delivery by the Company of the Indenture and the Transition Bonds and the performance by the Company of its obligations thereunder do not violate, conflict with or constitute a default under: (i) any agreement or instrument to which the Company or its properties is subject, except that we do not make such assumption with respect to those agreements and instruments which have been identified to us by the Company as being material to it; (ii) any law, rule or regulation to which the Issuer is subject, except that we do not make such assumption with respect to those laws, rules and regulations of the State of New Jersey and the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and the Transition Bonds ("Applicable Laws"), but without our having made any special investigation concerning any other laws, rules or regulations; and (iii) any judicial or regulatory order or decree of any governmental authority, except that we do not make such assumption with respect to those orders or decrees which have been identified to us by the Company as being material to it of any New Jersey or federal executive, legislative, judicial, administrative or regulatory body established under Applicable Laws.

     Based on and subject to the foregoing, we are of the opinion that, when properly executed and authenticated in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction of all other conditions contained in the Indenture and the Underwriting Agreement, the Transition Bonds will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                                                               August 12, 2005
                                                                        Page 4





     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading "Various Legal Matters Relating to the Transition Bonds" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                            Very truly yours,



                                            /s/ WILENTZ GOLDMAN & SPITZER P.A.